Exhibit 99.1

SYNCHRONY FINANCIAL
MONTHLY CHARGE-OFF AND DELINQUENCY STATISTICS
AS OF AND FOR EACH OF THE THIRTEEN MONTHS ENDED
(unaudited, $ in billions)

The following table provides monthly charge-off and delinquency statistics as of and for each of the twelve months ended November 30, 2017. The increase in net charge-offs for the month ended November 30, 2017 compared to the prior year was primarily due to credit normalization, as well as lower recoveries, partially offset by one less charge-off cycle per the table below. There is no change to the Company's expectation for both our net charge-off rate for the year ended December 31, 2017 and the loan loss reserve build in the fourth quarter of 2017 from that disclosed in Exhibit 99.1 furnished in our Form 8-K filed on November 15, 2017.

	Nov 30, 2017	Oct 31, 2017	Sep 30, 2017	Aug 31, 2017	Jul 31, 2017	Jun 30, 2017	May 31, 2017	Apr 30, 2017	Mar 31, 2017	Feb 28, 2017	Jan 31, 2017	Dec 31, 2016	Nov 30, 2016

Period-end loan receivables	$79.5	$77.4	$76.9	$76.8	$76.2	$75.5	$75.0	$73.8	$73.4	$73.7	$74.9	$76.3	$73.6
Average loan receivables, including held for sale	$77.7	$76.8	$76.8	$76.1	$75.6	$75.1	$73.8	$73.4	$73.0	$74.2	$75.2	$74.9	$71.7
30+ days past due as a % of period-end loan receivables	4.8%	4.9%	4.8%	4.5%	4.4%	4.3%	4.1%	4.1%	4.3%	4.5%	4.4%	4.3%	4.4%

Net charge-offs (annualized) as a % of average loan receivables, including held for sale(1)	5.9%	5.9%	4.8%	5.0%	5.0%	5.0%	5.5%	5.7%	4.9%	5.6%	5.6%	4.2%	5.1%
Recovery adjustment(2)	(0.1)%	(0.1)%	—%	—%	0.1%	0.1%	0.1%	(0.1)%	0.3%	—%	(0.4)%	0.3%	(0.2)%
Adjusted net charge-offs as a % of average loan receivables, including held for sale(3)	5.8%	5.8%	4.8%	5.0%	5.1%	5.1%	5.6%	5.6%	5.2%	5.6%	5.2%	4.5%	4.9%

(1) Charge-offs are executed on charge-off cycle dates which occur on various days during each calendar month. The number of different charge-off cycle dates in each month varies based on such factors as the calendar and the timing of billing cycles. As a result, the amount of charged-off receivables can vary between monthly periods with no corresponding change in the performance of the portfolio. The following table sets forth the number of different charge-off cycle dates for our consumer credit card receivables, which represent greater than 96% of total period end receivables at November 30, 2017, for the calendar months indicated.

	2016	2017	2018
January	28	30	29
February	28	28	28
March	28	28	25
April	26	28	30
May	30	29	28
June	28	27	26
July	28	28	30
August	29	28	28
September	27	26	28
October	28	30	29
November	29	28	27
December	25	28	28
(2) Represents adjustment to allocate recoveries, including debt sales, evenly across the three calendar months of each respective quarterly reporting period. The adjustments for periods other than for the last month of each calendar quarter incorporate estimated recoveries for the applicable full quarterly reporting period. Such estimates are subject to change within each applicable quarter and may differ from actual quarterly results.

(3) Adjusted net charge-offs represent a non-GAAP financial measure. Adjusted net charge-offs as a % of average loan receivables, including held for sale, represent the Company's net charge-off rate for each month including the 'recovery adjustment' defined above. We believe the presentation of this measure is useful to investors as it represents a monthly measure which is more indicative of both our quarterly and annual net charge-off rates.

SYNCHRONY FINANCIAL
2016 MONTHLY CHARGE-OFF AND DELINQUENCY STATISTICS
AS OF AND FOR EACH OF THE TWELVE MONTHS ENDED
(unaudited, $ in billions)

	Dec 31, 2016	Nov 30, 2016	Oct 31, 2016	Sep 30, 2016	Aug 31, 2016	Jul 31, 2016	Jun 30, 2016	May 31, 2016	Apr 30, 2016	Mar 31, 2016	Feb 29, 2016	Jan 31, 2016

Period-end loan receivables	$76.3	$73.6	$71.4	$70.6	$70.1	$69.1	$68.3	$67.4	$66.2	$65.8	$65.7	$67.0
Average loan receivables, including held for sale	$74.9	$71.7	$70.8	$70.3	$69.2	$68.5	$67.6	$66.3	$65.7	$65.3	$66.1	$67.2
30+ days past due as a % of period-end loan receivables	4.3%	4.4%	4.4%	4.3%	4.0%	3.9%	3.8%	3.7%	3.7%	3.9%	4.2%	4.2%

Net charge-offs (annualized) as a % of average loan receivables, including held for sale	4.2%	5.1%	4.7%	4.4%	4.5%	4.3%	4.6%	4.5%	4.4%	4.9%	5.0%	4.4%
Recovery adjustment(1)	0.3%	(0.2)%	(0.1)%	—%	(0.1)%	0.1%	(0.3)%	0.2%	0.1%	—%	(0.1)%	—%
Adjusted net charge-offs as a % of average loan receivables, including held for sale(2)	4.5%	4.9%	4.6%	4.4%	4.4%	4.4%	4.3%	4.7%	4.5%	4.9%	4.9%	4.4%

(1) Represents adjustment to allocate recoveries, including debt sales, evenly across the three calendar months of each respective quarterly reporting period.
(2) Adjusted net charge-offs represent a non-GAAP financial measure. Adjusted net charge-offs as a % of average loan receivables, including held for sale, represent the Company's net charge-off rate for each month including the 'recovery adjustment' defined above. We believe the presentation of this measure is useful to investors as it represents a monthly measure which is more indicative of both our quarterly and annual net charge-off rates.

SYNCHRONY FINANCIAL
2015 MONTHLY CHARGE-OFF AND DELINQUENCY STATISTICS
AS OF AND FOR EACH OF THE TWELVE MONTHS ENDED
(unaudited, $ in billions)

	Dec 31, 2015	Nov 30, 2015	Oct 31, 2015	Sep 30, 2015	Aug 31, 2015	Jul 31, 2015	Jun 30, 2015	May 31, 2015	Apr 30, 2015	Mar 31, 2015	Feb 28, 2015	Jan 31, 2015

Period-end loan receivables	$68.3	$65.8	$64.0	$63.5	$63.0	$62.1	$61.4	$60.9	$58.7	$58.2	$58.3	$59.9
Average loan receivables, including held for sale	$67.1	$64.3	$63.6	$63.0	$62.3	$61.6	$61.2	$59.9	$58.7	$58.1	$59.4	$60.7
30+ days past due as a % of period-end loan receivables	4.1%	4.2%	4.1%	4.0%	3.8%	3.6%	3.5%	3.5%	3.5%	3.8%	4.1%	4.2%

Net charge-offs (annualized) as a % of average loan receivables, including held for sale	4.5%	4.9%	3.4%	4.7%	3.8%	3.6%	4.4%	4.5%	5.0%	4.6%	4.8%	4.4%
Recovery adjustment(1)	(0.1)%	(0.3)%	0.4%	(0.5)%	0.1%	0.4%	—%	0.1%	(0.1)%	0.3%	—%	(0.4)%
Adjusted net charge-offs as a % of average loan receivables, including held for sale(2)	4.4%	4.6%	3.8%	4.2%	3.9%	4.0%	4.4%	4.6%	4.9%	4.9%	4.8%	4.0%

(1) Represents adjustment to allocate recoveries, including debt sales, evenly across the three calendar months of each respective quarterly reporting period.
(2) Adjusted net charge-offs represent a non-GAAP financial measure. Adjusted net charge-offs as a % of average loan receivables, including held for sale, represent the Company's net charge-off rate for each month including the 'recovery adjustment' defined above. We believe the presentation of this measure is useful to investors as it represents a monthly measure which is more indicative of both our quarterly and annual net charge-off rates.

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